EXHIBIT 10.8


                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT


                  This Agreement is effective November 1, 2001, by and between DAIRY MART CONVENIENCE STORES, INC., a Delaware corporation with its principal offices at 300 Executive Parkway West, Hudson, Ohio 44236 (the "Company"), and GREGORY G. LANDRY, with his residence located at 1803 Forest Oaks Drive, Hudson, Ohio 44236 (the "Employee").

                              W I T N E S S E T H:

                  WHEREAS, the Company desires to continue to secure the services of the Employee in the capacities set forth herein, and the Employee has agreed to continue to supply his services in such capacities, upon the terms and conditions set forth in this Agreement.

                  WHEREAS the Company and the Employee desire that this Agreement replace and supercede that certain Employment Agreement effective as of August 1, 2001 (the "Existing Employment Agreement"), between Employer and Employee.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree that the Existing Employment Agreement is amended and restated in its entirety as follows:

                  1. Definitions. For purposes of this Agreement, the following capitalized terms used herein shall have the respective meanings set forth below. Other capitalized terms used herein are defined elsewhere in this Agreement.

                  "Cause" shall mean (i) the Employee's willful breach of duty in the course of his employment, or his habitual neglect of his employment duties, (ii) an act of fraud or theft committed by the Employee against the Company or (iii) the Employee having been convicted by a court of competent jurisdiction of a felony. For purposes of this Agreement, no act, or failure to act, on the Employee's part shall be deemed "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company and its subsidiaries. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Company's Board of Directors (the "Board") at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Employee was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.

                  "Change of Control" shall mean any one or more of the following:

                           (i) If any "person" (as the terms used in Sections
13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Common Stock of the Company representing 20% or more of the Company's outstanding Common Stock;

                           (ii) If the individuals who constitute the Board on
the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided, however, that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors then comprising the Incumbent Board shall be considered as though he were a member of the Incumbent Board, but excluding, for this purpose, any such person whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

                           (iii) A merger, consolidation, reorganization, sale
of all or substantially all of the assets of the Company or similar transaction occurs in which the Company is not the resulting entity, other than a transaction following which (A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company and (B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company; or

                           (iv) A tender offer is completed for 20% or more of
the voting securities of the Company then outstanding.

                  "Common Stock" shall mean the common stock of the Company.

                  "Date of Termination" shall mean (i) if the Employee's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the full-time performance of his duties during such thirty (30) day period), and
(ii) if the Employee's employment is terminated for Cause or Good Reason or for any other reason (other than Disability or death), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days, and in the case of a termination for Good Reason shall not be less than thirty (30) nor more than ninety (90) days, respectively, from the date such Notice of Termination is given).

                  "Disability" shall mean permanent and total disability as such term is defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Any questions as to the existence of the Employee's Disability upon which he and the Company cannot agree shall be determined by a qualified independent physician selected by the Employee (or, if he is unable to make such selection, such selection shall be made by any adult member of the Employee's immediate family or his legal representative), and approved by the Company; said approval not to be unreasonably withheld. The determination of such physician made in writing to the Company and to the Employee shall be final and conclusive for all purposes of this Agreement.

                  "Good Reason" shall mean the occurrence, without the Employee's express written consent, of any of the following circumstances:

                  (i) the assignment to the Employee of any duties or responsibilities inconsistent with his status as Chief Executive Officer of the Company, his removal from that position, or a diminution in the nature or status of his responsibilities from those in effect as of the date hereof;

                  (ii) a reduction by the Company in the Employee's Base Salary (as defined in Paragraph 5 hereof) or fringe benefits as in effect on the date hereof or as the same may be increased from time to time during the Employment Term (as hereinafter defined in Paragraph 3 hereof);

                  (iii) any failure by the Board to renominate the Employee for election as a director of the Company, except in connection with his death or the termination of this employment by him for other than Good Reason or by the Company for his death, Disability or for Cause;

                  (iv) relocation of the Employee's principal place of employment by more than 60 miles from its location as of the date hereof;

                  (v) a material breach of this Agreement by the Company that remains uncured for a period of 30 days after Employee has provided the Company's Board of Directors written notice that specifically identifies, in reasonable detail, the manner in which the Company materially breached the Agreement; or

                  (vi) notwithstanding the foregoing, the occurrence of a "Change of Control" and the further occurrence of any event listed in items (i) through (v) hereof within two years following a Change of Control.

                  "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

                  "Value of the Transaction" shall mean for the purpose of calculating the Emergence Bonus (as defined in Paragraph 6(b) hereof) the total proceeds and other consideration paid to or received by the Company, or any of its affiliates or other parties in interest in connection with an event described in item (iii) of the definition of "Change of Control" (the "Transaction") (which consideration shall be deemed to include amounts in escrow, any deposits or other amounts forfeited by an investor in the Company), including, without limitation, cash, notes, securities, and other property; payments made or the present value of payments to be made in installments; amounts paid under consulting agreements, above-market employment contracts, non-compete agreements or similar arrangements; and insurance proceeds upon the occurrence of an insurable event that diminishes the value of the Company. Upon a Change of Control where less than 100% of the ownership of the equity interests are sold, the Value of the Transaction shall be calculated as if 100% of the ownership of the equity interests of the Company had been sold by dividing (i) the total consideration, whether in cash, securities, notes or other forms of consideration, received or receivable by the Company and/or its affiliates by (ii) the percentage of ownership which is sold. In addition, if any of the Company's secured bank debt, public bond indebtedness, capitalized lease obligations or other liabilities are assumed, decreased, satisfied or otherwise paid off in conjunction with a Transaction (by the Company or any investor in the Company, in the form of "cure" payments or otherwise), or any of the Company's assets are retained, sold or otherwise transferred outside of the Company's ordinary course of business to another party prior to the consummation of a Transaction, the Value of the Transaction will be increased to reflect the reasonable value of any such liabilities to the Company, as agreed upon between the parties, and the fair market value of any such assets.

                  2. Employment. The Company shall employ the Employee, and the Employee shall serve the Company, upon the terms and conditions hereinafter set forth.

                  3. Term. The employment of the Employee by the Company hereunder commenced as of July 30, 2001 and, unless sooner terminated on an earlier date in accordance with the provisions hereinafter provided, shall terminate on July 30, 2004; provided, however, that commencing on July 30, 2002 and each July 30 thereafter, the term of this Agreement shall automatically be extended for one additional year such that the remaining unexpired term shall be three years unless, not later than July 1 of such calendar year, either the Company or the Employee shall have given notice to the other party that it or he does not wish to extend the term of this Agreement. The period commencing on July 30, 2001 and ending on July 30, 2004 or such earlier or later date to which the term of the Employee's employment hereunder may be shortened or extended as provided in this Agreement is referred to herein as the "Employment Term."

                  4. Duties. During the Employment Term, the Employee shall:

                  (i) Serve as Chief Executive Officer of the Company, faithfully and to the best of his ability, subject to the direction and supervision of the Board;

                  (ii) Serve as an officer and/or director of, and shall perform such services on behalf of, any subsidiary or other affiliate of the Company as may be designated by the Board, all without further compensation other than that provided for in this Agreement; and

                  (iii) Devote his full business time, energy and skill to such employment and shall not, without prior written approval of the Board, directly or indirectly, engage or participate in, or become employed by, or become an officer or partner of, or render advisory services to or provide other services in connection with, any business activity other than that of the Company or any of its subsidiaries or affiliates as provided above; provided, however, that the Employee shall be permitted to (x) serve as a board member of and render services to charitable organizations of his choice and (y) personally invest in any corporation, partnership or other entity, so long as any such investment does not require or involve the active participation of the Employee in the management of the business of any such corporation, partnership or other entity such as to materially interfere with the execution of the Employee's duties hereunder and does not otherwise violate any provision of this Agreement.

                  5. Salary. During the term of this Agreement, the Company shall pay to the Employee a salary for his services (the "Base Salary") at a rate not less than $450,000 per year, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be subject to annual review by the Board; provided, however, that such salary may be increased, but not decreased, in the sole discretion of the Board.

                  6.       Bonus Arrangements.

                           (a) Retention Bonus. In addition to the Base Salary
and the Emergence Bonus, the Employee shall receive a bonus of $450,000 (the "Retention Bonus") paid in three equal semi-annual installments payable on February 1, 2002, August 1, 2002 and February 1, 2003, provided the Employee is employed by the Company on such dates. If a plan of reorganization or liquidation of the Company is confirmed, or the Employee's employment is terminated by the Company without Cause or by the Employee for Good Reason, then any unpaid balance (in whole or in part) of the Retention Bonus shall be paid within 10 days following the effective date of such confirmation or termination without Cause or for Good Reason, as applicable.

                           (b) Emergence Bonus. In addition to the Base Salary
and the Retention Bonus, the Employee shall receive a one-time bonus (the "Emergence Bonus") equal to the amount that (I) either (A) $450,000 if either of the following events occur: (x) a stand-alone plan of reorganization of the Company is confirmed during the Employment Term prior to February 28, 2003, or
(y) the events described in items (i), (ii) or (iv) of the definition of "Change of Control" occur during the Employment Term and the Employee's employment is subsequently terminated by the Company without Cause or by the Employee for Good Reason, or (B) in the event of the occurrence of an event described in item
(iii) of the definition of "Change of Control" prior to February 28, 2003 then an amount equal to the respective value listed on Exhibit A based upon the Value of the Transaction and the date on which the Change of Control is consummated, exceeds (II) the Retention Bonus. The Emergence Bonus shall be paid within 10 days following the date of the Change of Control, confirmation or termination without Cause or for Good Reason, as applicable.

                  7. Expenses. It is contemplated that, in connection with his employment hereunder, the Employee may be required to incur reasonable and necessary travel, business entertainment and other business expenses. The Company agrees to reimburse the Employee for all reasonable and necessary travel, business entertainment and other business expenses incurred or expended by him incident to the performance of his duties hereunder, upon submission by the Employee to the Company of vouchers or expense statements (i) satisfactorily evidencing the incurrence of such expenses and (ii) that would enable the Company to deduct such expenses from its income under applicable tax laws.

                  8.       Employee Benefits, Vacation.

                           (a) The Employee shall be fully vested and entitled
to participate in any and all life insurance, medical insurance, disability insurance, pension, incentive and savings and other employee benefit plans which are made available by the Company during the Employment Term to executives of the Company of the Employee's rank, to the extent that the Employee qualifies under the eligibility provisions of such plans.

                           (b) The Employee shall be entitled to vacations
(taken consecutively or in segments), aggregating four (4) weeks for each fiscal year of the Company during the Employment Term, to be taken at times consistent with the effective discharge of the Employee's duties. Unused vacation time shall not accumulate from year to year and, in the event any such unused vacation time is remaining at the end of the fiscal year, the Employee shall not be entitled to be paid for any such remaining time.

                  9. Automobile. During the Employment Term, the Company will, at the Company's sole cost and expense (including, without limitation, insurance, gasoline and upkeep and repairs), provide the Employee with an automobile for his use in accordance with past practice, provided that the net lease costs of such automobile to the Company may not exceed $750 per month during the Employment Term (which cap does not affect all other costs and expenses of the automobile being paid by the Company as provided under this
Section 9).

                  10. Permanent Disability. In the event of the Disability of the Employee during the Employment Term, the Company shall have the right, following the sending of a Notice of Termination to the Employee, to terminate his employment hereunder. Effective on the Date of Termination, the Company shall be discharged and released from any further obligations under the Agreement, other than (a) (x) the obligation to continue to make periodic payments to the Employee of his Base Salary then in effect (reduced by any amounts received by the Employee pursuant to any temporary disability plan or program maintained by the Company and any federal or state disability plan or program) for the period, if any, from the commencement of the period of Disability through and, if necessary, after the Date of Termination until the time in respect of which full payments to the Employee or his representatives are commenced under the Company's permanent disability plan or program or (y) pursuant to the next sentence, if applicable, and (b) the obligation to pay to the Employee the portion of the Retention Bonus under Section 6(a) hereof which remains unpaid as of the Date of Termination pro rated through the Date of Termination. Notwithstanding the foregoing clause (a), if at the time the Employee's employment hereunder is terminated in the event of Disability the Company does not maintain a permanent disability plan or program or if the Employee does not participate in a permanent disability plan or program offered or sponsored by the Company, then the Company shall pay to the Employee, within 30 days after the Date of Termination, an amount equal to (i) 100% of the annual Base Salary in effect at the time of the Notice of Termination in accordance with the provisions of Paragraph 5 hereof and (ii) an amount equal to the highest of the aggregate bonus payments (excluding the Retention Bonus and the Emergence Bonus) made to or earned by the Employee in respect of the last three twelve month periods preceding the Date of Termination. Notwithstanding the foregoing, the Employee shall have the continuing obligations provided for in Paragraph 13(b) hereof, but shall be released from any obligations after the Date of Termination pursuant to Paragraph 13(a) hereof. Disability benefits, if any, due under applicable plans and programs of the Company shall be determined under the provisions of such plans and programs.

                  11. Death. In the event of the death of the Employee during the Employment Term, the Base Salary to which the Employee is entitled pursuant to Paragraph 5 hereof shall continue to be paid through the date of death and the Company shall pay an additional amount equal to the sum of (i) 100% of the annual Base Salary in effect at the time of death in accordance with the provisions of Paragraph 5 hereof and (ii) an amount equal to the highest of the aggregate bonus payments (excluding the Retention Bonus and the Emergence Bonus) made to or earned by the Employee in respect of the last three twelve month periods preceding the date of death and (iii) an amount equal to the portion of the Retention Bonus under Section 6(a) hereof which remains unpaid as of the date of death pro rated through the date of death. Such additional sum shall be paid in lump sum within 30 days after the date of death to the last beneficiary designated by the Employee by written notice to the Company, or, failing such designation, to his estate. The Employee shall have the right to name, from time to time, any one person as beneficiary hereunder, or with the consent of the Company to make other forms of designation of beneficiary or beneficiaries. The Employee's designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in this Paragraph 11 in full discharge and release of the Company of and from any further obligations under this Agreement. Any other benefits due under applicable plans and programs of the Company shall be determined under the provisions of such plans and programs.

                  12.      Termination.

                           (a) If the Employee's employment hereunder is
terminated by the Company for Cause or by the Employee other than for Good Reason, the Company shall pay the Employee his full Base Salary through the Date of Termination and shall pay any additional amounts to be paid to the Employee pursuant to any compensation plans or programs then in effect and thereupon the Company shall have no further obligations under this Agreement, but the Employee shall have the continuing obligations provided for in Paragraph 13(b) hereof, but shall be released from any obligations after the Date of Termination pursuant to Paragraph 13(a) hereof.

                           (b) If the Employee's employment by the Company shall
be terminated by (x) the Company other than for Cause, his death, or Disability or (y) the Employee for Good Reason, then the Employee shall be entitled to the benefits provided below:

                                    (i) The Company shall pay the Employee his
full Base Salary and annual bonus in effect at the time the Notice of Termination is given through the Date of Termination, no later than the fifth day following the Date of Termination, plus all other amounts to which he is entitled under any compensation plan of the Company applicable to him, at the time such payments are due. For purposes of this Paragraph 12(b)(i) and (ii) and the other provisions of this Agreement, the Employee's "annual bonus in effect at the time the Notice of Termination is given" shall mean the highest of the aggregate bonus payments (excluding the Retention Bonus and the Emergence Bonus) made to or earned by the Employee in respect of the last three twelve month periods preceding the date on which the Notice of Termination is given.

                                    (ii) The Company shall pay the Employee, as
severance pay and in consideration of the Employee's continued obligations provided for in Paragraph 13(a) and (b) hereof, a payment (the "Severance Payment") equal to 1.5 times the sum of his full Base

Salary, as in effect at the time the Notice of Termination is given. The Severance Payment shall not be reduced by the amount of any other payment or the value of any benefit received or to be received by him in connection with his termination of employment (whether payable pursuant to the terms of this Agreement or any other agreement, plan or arrangement with the Company or an affiliate, predecessor or successor of the Company). The Severance Payment shall be paid in installments with one-half of the Severance Payment paid on a date which is no later than the fifth day following the Date of Termination and the balance paid in 9 equal monthly installments commencing on the one month anniversary of the Date of Termination and continuing for 8 months thereafter. In addition, as provided in, and subject to the terms of, Paragraphs 6(a) and
(b) hereof, the Employee shall be entitled to the Retention Bonus and the Emergence Bonus.

                                    (iii) In the event that any payment or
benefit received or to be received by the Employee pursuant to the terms of this Agreement (the "Contract Payments") or in connection with his termination of employment pursuant to any plan or arrangement or other agreement with the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, as determined below, the Company shall pay to the Employee, at the time specified in Paragraph 12(b)(iv) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of the Excise Tax on Contract Payments and Other Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Paragraph 12(b) (iii), and any interest, penalties or additions to tax payable by him with respect thereto, shall be equal to the total present value of the Contract Payments and Other Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as

"parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company's independent auditors and reasonably acceptable to the Employee ("Tax Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of Section 280(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of his residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

                                    (iv) The Gross-Up Payments provided for in
Paragraph 12(b) (iii) hereof shall be made upon the earlier of (A) the payment to the Employee of any Contract Payment or other Payment or (B) the imposition upon him or payment by him of any Excise Tax.

                                    (v) If it is established pursuant to a final
determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under Paragraph 12(b)(iii) hereof, the Employee shall repay to the Company within five days of his receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by him if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by him on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five days of the Company's receipt of notice of such final determination or opinion.

                                    (vi) On the Date of Termination, the Company
shall at its sole cost and expense transfer unrestricted ownership and legal title, free and clear of any liens or other encumbrances, to the automobile made available by the Company for the Employee's use as of the Notice of Termination, including, without limitation, payment or reimbursement by the Company of any sales or other similar taxes due and owing as a result of such transfer.

                                    (vii) For the period of time from the Date
of Termination through the earlier of three years thereafter or the date on which the Employee and his dependents become eligible for substantially equivalent coverage provided by a subsequent employer, the Company shall provide the Employee and his eligible dependents with continued coverage under all health, medical, dental and hospitalization plans maintained by the Company or its successor during such time period on the same terms and conditions applicable to executive officers of the Company. In the event of the liquidation of the Company or in the event that the Company will not have a successor to provide such benefits after the Date of Termination, the Company shall provide the Employee with a lump sum upon the Date of Termination, based on $1,500 per month for three years, in order to provide the Employee with the same coverage the Employee is entitled to receive under this clause (vii).

                                    (vii) Upon the Date of Termination all
options to purchase stock and other rights to purchase or own stock (including grants of stock) held by the Employee that are not vested shall immediately vest and become exercisable and all options to purchase stock and other rights to purchase or own stock (including grants of stock) then held by him shall remain in effect and, in the case of rights to purchase stock, be exercisable for 18 months after the Date of Termination, notwithstanding any other provisions that otherwise would be applicable.

                                    (ix) Upon the Date of Termination, the
Company shall assign and transfer to the Employee, or his designee, all of its right, title and interest in and to the life insurance policies covering the Employee's life that were held by the Company as of such date for the benefit of the Employee. From and after the Date of Termination, the Employee shall, at his election, assume and pay any and all premiums and other costs associated with the continuation of such policies. The Company shall execute and deliver any and all appropriate instruments necessary to evidence the foregoing assignment and transfer as promptly as practicable after the Date of Termination. For avoidance of doubt, the Company will not assign any life insurance policy it owns for its own benefit insuring Employee's life or any cash surrender value relating thereto.

                                    (x) Upon the Date of Termination, the
Company will assign to the Employee all of its right, title and interest in and to the personal computer of the Company that Employee maintains in his household for use for the benefit of the Company.

                                    (xi) The Employee shall not be required to
mitigate the amount of any payment provided for in this Paragraph 12(b) by seeking other employment or otherwise, nor, except as otherwise specifically provided herein, shall the amount of any payment or benefit provided for in the Paragraph 12(b) be reduced by any compensation or benefit earned by the Employee as the result of employment by another employer after the Date of Termination or otherwise.

         The Employee shall accept the payments and other benefits provided for in this Paragraph 12(b) in full discharge and release of the Company of and from any further obligations under this Agreement but the Employee shall have the continuing obligations provided for in Paragraphs 13(a) and 13(b) hereof.

                  (c) In the event that the Company elects to terminate the Employee's Employment Term hereunder pursuant to the proviso to the first sentence of Paragraph 3 of this Agreement, the Employee shall be entitled to all of the payments and benefits provided for in Paragraphs 12(b) (i) - (x) hereof, except that the payment and consideration provided for in, and subject to the terms of, Paragraph 12(b) (ii) hereof to which the Employee will be entitled will be equal to the sum of (y) his full Base Salary in effect for the last fiscal year of the Company completed during the Employment Term and (z) the Emergence Bonus to the extent that the conditions to payment of the Emergence Bonus have been satisfied prior to the end of the Employment Term but such Emergence Bonus has not yet been paid to the Employee as of such date. All references in Paragraph 12(b) to the date of the "Notice of Termination" or "Date of Termination" shall for purposes of this Paragraph 12(c) be deemed to be references to the last day of the Employment Term. The Employee shall accept the payments and other benefits provided for in this Paragraph 12(c) in full discharge and release of the Company of and from any further obligations under this Agreement but the Employee shall have the continuing obligations provided for in Paragraphs 13(a) and 13(b) hereof.

                  13. Restrictive Covenants and Confidentiality: Injunctive Relief.

                           (a) The Employee agrees, as a condition to the
performance by the Company of its obligation hereunder, that during the Employment Term and, except if the Employee's employment is terminated by the Company for Disability or for Cause or by the Employee other than for Good Reason, during the further period of one (1) year after the end of such Employment Term, the Employee shall not, without the prior written approval of the Company, directly or indirectly through any other person, firm or corporation, (i) engage or participate or make any financial investment in or become employed by or render advisory or other services to or for any person, firm or corporation, or in connection with any business enterprise, whether for compensation or otherwise, which is in competition with any of the business operations or activities of the Company and its subsidiaries then existing in all geographical places where the Company and its subsidiaries does or did business during the Employment Term, or (ii) solicit, raid, entice or induce any person who on the Date of Termination of employment of the Employee is, or within the last twelve (12) months of the Employee's employment by the Company was, an employee of the Company or any of its subsidiaries, to become employed by any person, firm or corporation, and the Employee shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, or (iii) solicit any person or entity who on the Date of Termination is a vendor of the Company to terminate its relationship with the Company. Nothing herein contained, however, shall restrict the Employee from making any investments in any company, partnership or other entity, so long as such investment does not require or involve the active participation of the Employee in the management of any business or enterprise which is in competition with any of the business operations or activities of the Company.

                           (b) Recognizing that the knowledge, information and
relationship with customers, suppliers, and agents, and the knowledge of the Company's and its subsidiary companies' business methods, systems, plans and policies which he shall hereafter establish, receive or obtain as an employee of the Company or its subsidiary companies, are valuable and unique assets of the respective businesses of the Company and its subsidiary companies, the Employee agrees that, during and after the Employment Term he shall not (otherwise than pursuant to his duties hereunder) disclose, publish, or furnish to any person, firm or corporation (other than to representatives of the Company and its affiliates in furtherance of the performance of the Employee's services hereunder) any confidential or proprietary information, systems, programs, know how or trade secrets or any other knowledge, information, documents or materials, the confidentiality of which the Company and its affiliates take reasonable measures to protect, acquired by the Employee during the term of this Agreement as a result of the performance of his services hereunder.

                           (c) The Employee represents and acknowledges that, in
light of the payments to be made by the Company to the Employee hereunder and for other good and valid reasons, the restrictions stated in Paragraphs 13(a) and 13(b) on the activities in which he may engage upon termination of his employment with the Company are reasonable, the locations designated above are reasonable because they are limited to the locations in which the Company and its subsidiaries did business during the Employment Term, and the period of time designated above is reasonable because it extends only for 12 months following the termination of his employment with the Company.

                           (d) The Employee acknowledges that the services to be
rendered by him are of a special, unique and extraordinary character and, in connection with such services, he will have access to confidential information vital to the Company's and its subsidiary companies' businesses. By reason of this, the Employee consents and agrees that if he violates any of the provisions of Paragraphs 13(a) or 13(b) the Company and its subsidiary companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the Employee from committing or continuing any such violation of this Agreement, and the Employee shall not object to any such application.

                  14. Deductions and Withholding. The Employee agrees that the Company shall withhold from any and all payments required to be made to the Employee pursuant to this Agreement, all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

                  15. Attorneys' Fees. The Company shall pay to the Employee all legal fees and expenses reasonably incurred by him in connection with this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing in good faith the nature of any such termination for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement).

                  16. Notices. All notices or other documents to be given hereunder by either party hereto to the other shall be in writing and delivered personally or sent postage prepaid by registered or certified mail, return receipt requested. Notices shall be deemed to have been received on the date of delivery, or if sent by certified or registered mail, return receipt requested, shall be deemed to be delivered on the third business day after the date of mailing. The postal receipt specifying a mailing date shall be sufficient proof of the date of notice. Notices shall be sent to the following addresses until a notice of change of address by like notice has been duly provided:

To the Employee:               Gregory G. Landry
                               1803 Forest Oaks Drive
                               Hudson, OH 44236

To the Company:                Dairy Mart Convenience Stores, Inc.
                               300 Executive Parkway West
                               Hudson, OH  44236
                               Attn:  Chairman of the Board

                  17. Assignability, Binding Effect and Survival. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of the Employee, and shall inure to the benefit of and be binding upon the Company and its successors and assigns. Notwithstanding the foregoing, the obligations of the Employee may not be delegated and, except as expressly provided in Paragraph 11 hereof relating to the designation of beneficiaries, the Employee may not assign, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect. The provisions of

Paragraphs 10, 11, 12, 13 and 15 hereof shall survive termination of this Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, within 10 days of becoming successor, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it if no such succession had taken place.

                  18. Complete Understanding; Amendment. This Agreement constitutes the complete understanding between the parties with respect to the employment of the Employee hereunder, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein and this Agreement supersedes all prior oral and written agreements with respect to the subject matter hereof (including the Existing Employment Agreement, as well as, the earlier employment agreement between the Employer and the Employee dated January 1, 2000). This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.

                  19. Governing Law. This Agreement shall be governed by the laws of the state of Ohio without reference to the conflicts of laws principles thereof.

                  20. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

                  21. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable, the remainder of this Agreement shall not be affected thereby, and each remaining provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

         IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.

                                    DAIRY MART CONVENIENCE STORES, INC.


                                    By:  /s/ Gregg Budoi
                                        -------------------------------------
                                        Gregg Budoi
                                        Vice President-Finance, Treasurer and
                                        Chief Financial Officer



                                    By:  /s/ J. Kermit Birchfield
                                        -------------------------------------
                                        J. Kermit Birchfield
                                        Chairman of the Board



Agreed to as of the 1st day
of November, 2001



/s/ Gregory G. Landry
-----------------------------------
Gregory G. Landry

                                    EXHIBIT A


               SUCCESS BONUS AS A PERCENTAGE OF TRANSACTION VALUE

                                                                          VALUE OF TRANSACTION
    TIMING OF                     --------------------------------------------------------------------------------------------------
   TRANSACTION                    $100M OR LESS     $101M - $119M    $120M - $129M    $130M - $139M    $140M - $149M   $150M OR MORE
-----------------   ----------    -------------     -------------    -------------    -------------    -------------   -------------
12/1/02 - 2/28/03   Percentage        0.50%             0.55%            0.60%            0.65%            0.70%           0.75%
                    Value           $500,000           $605,000        $720,000         $845,000          $980,000      $1,125,000

9/1/02 -11/31/02    Percentage        0.55%             0.60%            0.65%            0.70%            0.75%           0.80%
                    Value            550,000           660,000          780,000          910,000         1,050,000       1,200,000

6/1/02 - 8/31/02    Percentage        0.60%             0.65%            0.70%            0.75%            0.80%           0.85%
                    Value            600,000           715,000          840,000          975,000         1,120,000       1,275,000

3/1/02 - 5/31/02    Percentage        0.65%             0.70%            0.75%            0.80%            0.85%           0.90%
                    Value            650,000           770,000          900,000         1,040,000        1,190,000       1,350,000

1/1/02 - 2/28/02    Percentage        0.70%             0.75%            0.80%            0.85%            0.90%           0.95%
                    Value            700,000           825,000          960,000         1,105,000        1,260,000       1,425,000

PRIOR TO 12/31/01   Percentage        0.75%             0.80%            0.85%            0.90%            0.95%           1.0%
                    Value            750,000           880,000         1,020,000        1,170,000        1,330,000       1,500,000